State of Delaware
Secretary of State
Division of Corporations
Delivered 01:12 PM 01/28/2016
FILED 01:12 PM 01/28/2016
SR 20160452480 - File Number 3974959

# STATE OF DELAWARE
# CERTIFICATE OF AMENDMENT
# OF CERTIFICATE OF DESIGNATIONS
# OF THE SERIES A CONVERTIBLE PREFERRED STOCK

Lixte Biotechnology Holdings, Inc. (the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

**FIRST**: That, pursuant to unanimous consent resolutions of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Designations of the Corporation of the Series A Convertible Preferred Stock (the "Certificate of Designations"), declaring said amendment to be advisable and to obtain approval of the holder of all of the shares of the Series A Preferred Stock of the Corporation. The resolution setting forth the proposed amendment is as follows:

**RESOLVED**, that the Certificate of Designations be amended by changing Section 2 so that, as amended, said Section shall be and read as follows:

> "Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 350,000 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $10.00, subject to increase set forth in Section 3 below (the "Stated Value")."

**SECOND**: That, thereafter, pursuant to the resolutions of its Board of Directors, by written action, the sole holder of all of the shares of the Series A Preferred Stock of the Corporation consented to the adoption of this Certificate of Amendment.

**THIRD**: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

**IN WITNESS WHEREOF**, the Corporation has caused this certificate to be signed this 21st day of January, 2016.

Lixte Biotechnology Holdings, Inc.

By: ______________________
Authorized Officer

Name: John Kovach

Title: President
Print or Type